RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT ("Agreement") is made effective on the 21st day of April, 2006, (the "Effective Date"), by and between Bio-Warm Corporation, a Nevada corporation ("Bio-Warm"), Mirae Tech. Company, Ltd., a Republic of Korea corporation ("Mirae") and Jong-Ho Bae  ("Bae"), an individual.

WITNESSETH:

            WHEREAS, on or about December 2, 2004, Bio-Warm, Mirae and Bae, the sole shareholder of Mirae at that time, entered into a Stock Purchase Agreement (the "Agreement") whereby Bio-Warm, then called Rapid Bio Tests Corp, acquired 100% of the issued and outstanding equity interests of Mirae in exchange for 37,200,000 shares of Bio-Warm's common stock, par value $0.001 per share (the "Bio-Warm Shares".

            WHEREAS, the parties hereto desire to rescind the Agreement in its entirety;

            NOW THEREFORE, the parties hereto agree as follows:

1.         Return of the Bio-Warm Shares

            Bae and Mirae hereby agree to surrender the certificate(s)representing 16,000,000 (sixteen million) of the Bio-Warm Shares to the Board of Directors of Bio-Warm upon the execution of this Agreement.

2.         Return of the Equity Interests of Mirae

            Bio-Warm agrees hereby agrees to surrender 100% of the equity interests in Mirae to Bae and his assignee(s) upon execution of this Agreement.

3.         Assets

            Each party shall be entitled to a return of any assets which it held prior to the closing of the Stock Purchase Agreement. Additionally, any assets accumulated subsequent to the merger transaction by Mirae and not paid for by Mirae shall become the property of Bio-Warm. Mirae and Bae hereby waive any rights or interests in any of the assets accumulated after completion of the merger transaction. (List of Assets of Each party, Schedule 1.0)

4.         Liabilities

            Mirae and Bae agree that they will be responsible for any and all liabilities of Mirae which were accrued on behalf of Mirae and are payable on the date of execution of this Agreement (List of Mirae Liabilities, Schedule 2.0). Mirae and Bae will also be responsible for any future debts of Mirae. Mirae and Bae further agree that they will waive any right to claim payment from Bio-Warm for and of the liabilities listed in Schedule 2.0.

            Bio-Warm agrees that it will be responsible for any and all liabilities of Bio-Warm which were accrued on behalf of Bio-Warm and are payable on the date of execution of this Agreement (List of Bio-Warm Liabilities, Schedule 2.1). Bio-Warm will also be responsible for any future debts of Bio-Warm and further agrees to waive any right to claim payment from Mirae or Bae for any of the liabilities listed in Schedule 2.1.

5.         Governing Law and Forum

            This Agreement and the entire relationship between the parties will be governed by and construed under the laws of the State of California. Any dispute arising under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and be finally resolved by binding arbitration in Los Angeles, California before a single arbitrator. The American Arbitration Association Rules published and current at the date of the referral of any dispute to arbitration pursuant to this clause shall control the selection of the arbitrator and the arbitration process. The rules and regulations of the American Arbitration Association shall be deemed to be Mirae by reference into this clause, and no further agreement of the parties shall be required to initiate such proceeding. The party prevailing in such arbitration shall be entitled to recover, in additional to all other remedies or damages, reasonable attorneys' fees and costs. The parties acknowledge and agree that the arbitrator shall have the authority to enter orders and make awards of specific performance and/or injunctive relief.

6.         Notices

    Any notice of other communication required or permitted by the Agreement must be in writing and will be deemed given when (i) delivered in person; (ii) submitted by facsimile with written confirmation of transmission; (iii) delivered by overnight or two day courier, with receipt and date of delivery stated; or (iv) when mailed by U.S. First Class Mail addressed to:

            (a)       Bio-Warm at:

                        Bio-Warm Corporation

                        17011 Beach Blvd., Suite 1230

                        Huntington Beach, CA 92647

            (b)       Mirae and Bae at:

            Mirae Tech. Company, Ltd.

      636-3 Yeolla-ri, Yeoju-eup,

      Yeoju-gun, Gyeonggi-do, Korea.

7.        Waivers

            No failure of any party to insist on performance by another party, of any its obligation in one instance will waive such party's right to insist on performance of that or any other obligation in the future. Any waiver by any party of any provision of this Agreement shall be made expressly in writing and not be considered to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

8.         Amendments

            This Agreement may not be modified or amended except by written document signed by the parties.

9.         Parties

            This Agreement is for the benefit of, and binds, the parties, their successors and permitted assigns.

10.

     Compliance with laws

            Mirae and Bae shall fully and promptly cooperate with Bio-Warm with respect to the completion of audit for the Fiscal Year ended February 28, 2006, the filing of Form 10KSB for said period and the filing of all outstanding Forms QSB for the quarters ended August 31, 2005 and November 30, 2005, respectively.

11.       Severability

            The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the  provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

            The parties have executed this Agreement on the date first written above.

BIO-WARM CORPORATION                                   MIRAE TECH. COMPANY, LTD.

Date: June 6, 2006

Date: June 6, 2006

By:/s/ Johnny Park

By:/s/ Jong-Ho Bea

Johnny Park, President                                 Jong-Ho Bae, President

 By:/s/ Jong-Ho Bae

    Jong-Ho Bae

    An individual

RESCISSION AGREEMENT

SCHEDULE 1.0

LIST OF ASSETS OF MIRAE TECH. CO, LTD.

AS OF APRIL 21, 2006

The assets of Mirae Tech. Co., Ltd. will be presented in its Balance Sheet as of  April 21, 2006,

prepared according to General Accepted Accounting Principles (“GAAP”).

LIST OF ASSETS OF BIO-WARM CORPORATION

AS OF APRIL 21, 2006

The assets of Bio-Warm Corporation will be presented in its Balance Sheet as of April 21, 2006,

prepared according to General Accepted Accounting Principles (“GAAP”).

RESCISSION AGREEMENT

SCHEDULE 2.0

LIST OF LIABILITIES OF MIRAE TECH. CO., LTD.

AS OF APRIL 21, 2006

The liabilities of Mirae Tech Co., Ltd. will be presented in its Balance Sheet as of  April 21, 2006,

prepared according to General Accepted Accounting Principles (“GAAP”).

RESCISSION AGREEMENT

SCHEDULE 2.1

LIST OF LIABILITIES OF BIO-WARM CORPORATION

AS OF APRIL 21, 2006

The liabilities of Bio-Warm Corp. will be presented in its Balance Sheet as of  April 21, 2006,

prepared according to General Accepted Accounting Principles (“GAAP”).